UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest events reported)   March 7, 2000
                                                         -----------------
                                                         February 23, 2000
                                                         -----------------

                      PUBLIC SERVICE COMPANY OF NEW MEXICO
                      ------------------------------------
             (Exact name of registrant as specified in its charter)


          New Mexico              Commission                  85-00019030
  ---------------------------     File Number 1-6986    ----------------------
 (State or Other Jurisdiction                 ------       (I.R.S. Employer
      of Incorporation)                                 Identification) Number)



        Alvarado Square, Albuquerque, New Mexico             87158
        ----------------------------------------             -----
        (Address of principal executive offices)           (Zip Code)



                                 (505) 241-2700
                                 --------------
              (Registrant's telephone number, including area code)


                         ------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

Item  5.   Other Event

The following is the Company's press release and is being filed herewith as a current event.

PNM Picks `Manzano' for New Holding Company

Albuquerque, N.M., February 23, 2000 - PNM, Public Service Company of New Mexico (NYSE:PNM), has selected "Manzano Corporation" as the name for a new holding company PNM is in the process of creating.

Manzano, which means "apple tree" in Spanish, is also the name of a range of mountains visible to the southeast of Albuquerque, where PNM has its corporate headquarters.

"Rather than choose something made up and meaningless, we wanted a real name, a name that evokes our deep roots here in the Southwest," said PNM Chairman, President and Chief Executive Officer Benjamin Montoya. "While our local utility will continue to carry the familiar PNM name, Manzano Corporation will both reflect our pride in our New Mexico heritage and symbolize the broader horizons that are opening up before us as we move forward with the deregulation of our industry."

On February 15, state regulators authorized PNM to form two new corporations as the first step in creating the new holding company structure. The plan calls for a transfer of assets among the existing PNM corporation and the two new corporations to create a holding company, Manzano Corp., with two wholly owned subsidiaries. One subsidiary will be an electric and gas transmission and distribution utility bearing the PNM name. The other subsidiary, to be named Manzano Energy Corp., will own and operate the company's generating plants, as well as its power marketing and energy services businesses.

"This effective separation of our regulated and competitive business activities allows us to make the most of the new opportunities opening up in our industry," Montoya said. "It will enable the PNM electric and gas utility to continue to concentrate on the safe, reliable and affordable delivery of gas and electricity to the homes and businesses of New Mexico.

"At the same time, our electric generation, power trading and energy services businesses will be free to compete in those rapidly expanding markets," Montoya said. "This is where we have experienced the majority of our growth in revenues and earnings in recent years. Over the past five years, PNM wholesale power sales have been increasing at an average rate of 27 percent annually. We plan to continue to expand that business, adding to our available generation resources and expanding our trading operations to keep pace with that growth.

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

"Together, these two businesses complement each other in building shareholder value," he continued. "Our regulated utility operations are expected to provide a steady, predictable stream of revenues and earnings, while our competitive businesses comprise the growth component of PNM's value equation."

The holding company plan must receive appropriate regulatory and other approvals. At the company's Annual Shareholders Meeting this summer, shareholders will be asked to approve a mandatory share exchange plan through which their shares of PNM common stock would be exchanged for an equal number of shares in Manzano Corporation. When the exchange is complete, Manzano Corp. will own all of the shares of the original PNM corporation, and PNM's former shareholders will own all of the common stock in Manzano Corp.

PNM is a combined electric and gas utility serving approximately 1.3 million people in New Mexico. The company also sells power on the wholesale market. Avistar, a wholly owned subsidiary of PNM, operates an advanced meter servicing business in California and Nevada, and offers energy and water management solutions for government and institutional clients in the Southwest. The company's stock is traded primarily on the NYSE under the symbol PNM. For more information about PNM, see our web site at www.pnm.com

Statements made in this news release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and the company assumes no obligation to update this information. Because actual results may differ materially from expectations, the company cautions readers not to place undue reliance on these statements. Changes in interest rates, trends in the local and national economy, energy supply and demand, federal and state regulatory activity, and the transition to a competitive electric market in New Mexico may all have an impact on PNM's financing plans, operating performance, and future profitability. For a more detailed discussion of these and other important factors affecting PNM, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31, 1998 and the Form 10-Q for the quarter ended September 30, 1999. This release does not constitute an offer of any securities for sale.

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


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   PUBLIC SERVICE COMPANY OF NEW MEXICO
                                   ------------------------------------------
                                              (Registrant)


Date:  March 7, 2000                             /s/ John R. Loyack
                                   ------------------------------------------
                                                   John R. Loyack
                                        Vice President, Corporate Controller
                                            and Chief Accounting Officer
                                   (Officer duly authorized to sign this report)





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